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                                                                  EXHIBIT 10.20

               REDBACK NETWORKS INC. 1999 STOCK INCENTIVE PLAN:
                       NOTICE OF RESTRICTED STOCK AWARD

     You have been granted restricted shares of Common Stock of Redback Networks Inc. (the "Company") on the following terms:

     Name of Recipient:                 Kevin DeNuccio

     Total Number of Shares Granted:    500,000

     Fair Market Value per Share:       $4.17

     Total Fair Market Value of Award:  $2,085,000.00

     Date of Grant:                     August 29, 2001

     Vesting Commencement Date:         August 29, 2001

     Vesting Schedule:                  The right of forfeiture shall lapse and
                                        the shares shall become unrestricted at
                                        the rate of 8.333% once a month when you complete each month of continuous service as an employee, consultant or director of the Company or a subsidiary of the Company ("Service") from the Vesting Commencement Date.
                                        Notwithstanding the forgoing, your
                                        shares will not vest and shall not
                                        become unrestricted during any period
                                        where the Company's then current Insider
                                        Trading Policy would not allow you to
                                        immediately sell the shares on the open
                                        market. No shares shall vest hereunder
                                        until the day this agreement is executed by both parties. The shares may become exercisable on an accelerated basis, as described in the Restricted Stock
                                        Agreement.

                                        The Pro Rata Return Portion (as defined
                                        in your letter agreement dated August
                                        17, 2001 "Letter Agreement") of the
                                        shares will revert back to the Company
                                        if, before you complete 12 months of
                                        continuous service with the Company,
                                        your employment ends due to a Pay-back
                                        Event (as defined in the Letter
                                        Agreement).

By your signature and the signature of the Company's representative below, you and the Company agree that these shares are granted under and governed by the terms and conditions of the Redback Networks Inc. 1999 Stock Incentive Plan (the "Plan") and the Restricted Stock Agreement, which is attached to and made a part of this document.

RECIPIENT:                              REDBACK NETWORKS INC.


/s/ Kevin A. DeNuccio                   By: /s/ Thomas C. Cronan
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               REDBACK NETWORKS INC. 1999 STOCK INCENTIVE PLAN:
                          RESTRICTED STOCK AGREEMENT

Payment for Shares      No payment is required for the shares that you are
                        receiving.

Vesting The shares that you are receiving will vest in installments, as shown in the Notice of Restricted Stock Award. Except as set forth herein no additional shares will vest after your Service has terminated for any reason. Vesting may accelerate, as provided below.

Vesting Following       If the Company is subject to a "Change in Control" (as
Change in Control       defined in the Plan) before  your Service terminates,
                        then all of your restricted shares will immediately vest in full.

Shares Restricted       Unvested shares will be considered  "Restricted  Shares"
                        and will be maintained in a Company escrow account. You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares without the written consent of the Company, except as provided in the next sentence. You may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement and the shares will be maintained in a Company escrow account.

  Forfeiture            If for any reason, under this agreement your shares are
                        forfeited the Restricted Shares will immediately revert to the Company. You receive no payment for Restricted
                        Shares that are forfeited.

  Leaves of Absence     For  purposes  of this  award,  your  Service  does not
                        terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company's leave of absence policy or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

  Voting Rights         You may vote your shares even before they vest.









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  Withholding Taxes    No stock certificates or electronic transfer of shares
                       will be released to you unless you have made acceptable arrangements to pay any withholding, including taxes, that may be due as a result of this award or the vesting of the shares. These arrangements may include withholding shares of Company stock that otherwise would be released to you when they vest. These arrangements may also include surrendering shares of Company stock that you already own. The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding. The amount of withholding will be determined by the Company in its sole discretion.

  Restrictions         By signing this Agreement, you agree not to sell any
  on Resale            shares at a time when applicable laws or Company policies
                       prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or a subsidiary of the Company.

  No Retention         Your award or this Agreement does not give you the right
  Rights               to be employed or retained by the Company or a subsidiary
                       of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

  Adjustments          In the event of a stock split, a stock dividend or a
                       similar change in Company stock, the number of Restricted
                       Shares that remain subject to forfeiture will be adjusted accordingly.

  Applicable Law       This Agreement will be interpreted and enforced under the
                       laws of the State of Delaware (without regard to their choice-of-law provisions).

  The Plan and         The text of the 1999 Stock  Incentive  Plan is
  Other Agreements     incorporated in this Agreement by reference.

                       This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND
                  CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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